                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                           LIBERTY TECHNOLOGIES, INC.
                                       AT
                              $3.50 NET PER SHARE
                                       BY
                                LTI MERGER, INC.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                                   CRANE CO.

-------------------------------------------------------------------------------
        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  EASTERN TIME, ON FRIDAY, SEPTEMBER 11, 1998, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

   THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN), IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S SHAREHOLDERS.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT PROPERLY WITHDRAWN. SEE SECTION 14.

                                ---------------

                                   IMPORTANT

   Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined herein) either should (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

   A shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

   Questions and requests for assistance may be directed to Beacon Hill Partners, Inc. (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

August 14, 1998

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

                              TABLE OF CONTENTS

                                                                                               PAGE
                                                                                             --------
INTRODUCTION ...............................................................................      1
1. Terms of the Offer.......................................................................      2
2. Acceptance for Payment and Payment ......................................................      3
3. Procedures for Accepting the Offer and Tendering Shares..................................      4
4. Withdrawal Rights........................................................................      7
5. Certain Tax Consequences.................................................................      8
6. Price Range of the Shares; Dividends.....................................................      8
7. Effect of the Offer on the Market for the Shares; Nasdaq National Market Listing; Margin
   Regulations; Exchange Act Registration...................................................      9
8. Certain Information Concerning the Company...............................................     10
9. Certain Information Concerning the Purchaser and Crane...................................     11
10. Background of the Offer; Contacts with the Company......................................     12
11. Purpose of the Offer; The Merger Agreement; The Stock Option Agreement; The Shareholder
    Agreements; Dissenters' Rights; Plans for the Company; The Rights.......................     13
12. Source and Amount of Funds..............................................................     31
13. Dividends and Distributions.............................................................     32
14. Certain Conditions of the Offer.........................................................     32
15. Certain Legal Matters; Required Regulatory Approvals....................................     33
16. Certain Fees and Expenses ..............................................................     37
17. Miscellaneous ..........................................................................     38
Schedule I--Directors and Executive Officers of Crane and the Purchaser.....................    I-1
Schedule II--Sections 1930(a) and 1571 through 1580 (Subchapter D of Chapter 15) of the
             Pennsylvania Business Corporation Law..........................................   II-1

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

To: All Holders of Shares of Common Stock of Liberty Technologies, Inc.:

                                 INTRODUCTION

   LTI Merger, Inc. (the "Purchaser"), a Pennsylvania corporation and a wholly owned subsidiary of Crane Co., a Delaware corporation ("Crane"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares" or "Company Common Stock"), of Liberty Technologies, Inc., a Pennsylvania corporation (the "Company"), and the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of October 6, 1997, between the Company and StockTrans, Inc., as Rights Agent (as amended, the "Rights Agreement"), at a purchase price of $3.50 per Share (and associated Right), net to the seller in cash, without interest thereon (the "Per Share Amount"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

   Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of First Chicago Trust Company of New York, as Depositary (the "Depositary"), and Beacon Hill Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN), IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S SHAREHOLDERS.

   Legg Mason Wood Walker Incorporated ("Legg Mason"), the Company's financial advisor, has delivered to the Board of Directors of the Company a written opinion dated August 10, 1998 to the effect that, as of such date, each of the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to the Company's shareholders from a financial point of view. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders concurrently herewith, and shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Legg Mason.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1) AND NOT PROPERLY WITHDRAWN (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, SEPTEMBER 11, 1998, UNLESS EXTENDED. SEE SECTIONS 1, 14, AND 15 BELOW.

   The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 11, 1998 (the "Merger Agreement"), among the Company, the Purchaser and Crane pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held by Crane, the Purchaser or any wholly owned subsidiary of Crane or Purchaser or held in the treasury of the Company, which will be canceled with no payment being made with respect thereto, and other than Shares, if any, held by shareholders who object to the Merger and demand a right to receive payment of the fair value of such shareholders' Shares in accordance with Pennsylvania law, unless such right shall have been withdrawn or otherwise lost ("Dissenting Shares")) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $3.50 in cash (the "Merger

Consideration"), payable to the holder thereof, without interest thereon upon the surrender of the certificate formerly representing such Share. In conjunction with the Merger Agreement, Crane entered into a Stock Option Agreement (the "Stock Option Agreement") with the Company pursuant to which the Company has granted Crane an option to purchase up to 997,633 newly issued shares (or, based on information supplied to the Purchaser by the Company, approximately 19.9% of the outstanding Shares as of August 11, 1998) of Company Common Stock, and Crane has entered into Shareholder Agreements (the "Shareholder Agreements") with certain shareholders of the Company (including certain directors and officers of the Company) holding in the aggregate 982,072 Shares (or, based on information supplied to the Purchaser by the Company, approximately 19.6% of the outstanding Shares as of August 11, 1998), pursuant to which such shareholders have, among other things, agreed to tender their Shares pursuant to the Offer. The Merger Agreement, the Stock Option Agreement and the Shareholder Agreements are more fully described in Section 11 below. Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5 below.

   The Pennsylvania Business Corporation Law (the "PBCL") requires the affirmative vote of holders of at least a majority of the votes cast by holders of Shares to approve the Merger. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the PBCL, if after consummation of the Offer the Purchaser owns at least 80% of the Shares then outstanding, the Purchaser will be able to cause the Merger to occur without a vote of the Company's shareholders. If, however, after consummation of the Offer, the Purchaser owns less than 80% of the then outstanding Shares, a vote of the Company's shareholders will be required under the PBCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See Section 11.

   The Company has informed the Purchaser that, as of August 11, 1998, there were 5,013,233 Shares issued and outstanding and 1,154,000 Shares reserved for issuance upon the exercise of outstanding options to acquire Company Common Stock ("Options") granted pursuant to the Company's 1992 Stock Option Plan and 1988 Stock Option Plan.

   No dissenters' rights are available in connection with the Offer; however, shareholders will have dissenters' rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's shareholders. See Section 11.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date (as defined below) and not withdrawn in accordance with the procedures set forth in
Section 4, as soon as practicable after such Expiration Date; provided that, if all of the conditions to the Offer are satisfied and more than 65% but less than 80% of the outstanding shares of Company Common Stock on a fully diluted basis (including shares of Company Common Stock issuable upon exercise of outstanding Options) have been validly tendered and not withdrawn in the Offer, the Purchaser reserves the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of ten additional business days in the aggregate for all such extensions provided the Purchaser agrees to waive the conditions set forth in paragraphs (c), (f) and (g) of
Section 14. The Offer shall remain open until 12:00 midnight, Eastern time, on Friday, September 11, 1998 (the "Expiration Date"), unless the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. If, at any Expiration Date, the conditions to the Offer described in Section 14 hereof shall not have been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to extend the Offer from time to time by giving oral or written notice to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 4.

   Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) terminate the Offer if any condition referred to in Section 14 has not been satisfied by any Expiration Date and return all tendered Shares; (ii) waive any condition; or (iii) except as set forth in the Merger Agreement, otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary. In the Merger Agreement, the Purchaser has agreed that, without the prior written consent of the Company, it will not (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose additional conditions to the Offer or (iv) amend any other term of the Offer in any manner adverse to the holders of Shares.

   Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights described in Section 14.

   If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of such change is generally required under applicable Commission rules and regulations to allow for adequate dissemination to shareholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

   As of the date of this Offer to Purchase, the Rights are evidenced by the certificates representing Shares (each, a "Share Certificate") and do not trade separately. Accordingly, by tendering a Share Certificate, a shareholder is automatically tendering the associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates representing Rights ("Rights Certificates") are issued, shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

   The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (in accordance with Section 4) prior to the Expiration Date as soon as practicable after the Expiration Date. See Sections 1 and 14. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply with applicable law, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 15.

   In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3; (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering shareholders.

   UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER.

   If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

   IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

   The Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or from time to time in part, to one or more of Crane's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Crane of any liability under the Merger Agreement for any breach of the Merger Agreement by any such assignee.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

   Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either
(i) Share Certificates representing tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer set forth below and Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

   THE METHOD OF DELIVERY OF SHARE CERTIFICATES, RIGHTS CERTIFICATES (IF APPLICABLE), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for the transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

   DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

   If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each such delivery.

   Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

     (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the shareholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

   Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

   Backup U.S. Federal Income Tax Withholding. Under the backup U.S. federal income tax withholding laws applicable to certain shareholders (other than certain exempt shareholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to such shareholders pursuant to the Offer. To prevent backup U.S. federal income tax withholding, each such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

   Appointment as Proxy. By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of the Purchaser, and each of them, as such shareholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such shareholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and such other securities and rights for which such appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of shareholders.

   Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.

   The Purchaser's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by the Purchaser. None of Crane, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

   The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

   Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after Monday, October 12, 1998.

   If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

   In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificates, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Share Certificates, the tendering shareholder must submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of Crane, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSEQUENCES

   Sales of Shares pursuant to the Offer (and the receipt of cash by shareholders of the Company pursuant to the Merger) will be taxable transactions for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a tendering shareholder will generally recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer (or pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger).

   If tendered Shares are held by a tendering shareholder as capital assets, gain or loss recognized by the tendering shareholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering shareholder's holding period for the Shares exceeds one year. Long-term capital gains recognized by a tendering individual shareholder will generally be taxed at a maximum U.S. federal marginal tax rate of 20%, and long-term capital gains recognized by a tendering corporate shareholder will be taxed at a maximum U.S. federal marginal tax rate of 35%.

   THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS

   According to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company Form 10-K"), the Shares are traded on the Nasdaq Stock Market's National Market (the "Nasdaq National Market"). The following table sets forth, for the periods indicated and according to published sources, the reported high and low closing sale prices for the Shares on the Nasdaq National Market. No dividends were paid on the Shares during any of the periods presented.

                                            HIGH      LOW
                                          -------- --------
YEAR ENDED DECEMBER 31, 1996
First Quarter ...........................  $5.875    $4.375
Second Quarter ..........................   8.625     5.500
Third Quarter ...........................   6.000     3.250
Fourth Quarter ..........................   4.250     2.750

YEAR ENDED DECEMBER 31, 1997
First Quarter ...........................   4.125     2.625
Second Quarter ..........................   3.625     2.563
Third Quarter ...........................   4.188     2.625
Fourth Quarter ..........................   3.750     2.250

YEAR ENDED DECEMBER 31, 1998
First Quarter ...........................   3.500     2.063
Second Quarter ..........................   3.844     2.250
Third Quarter (through August 13, 1998) .   3.375     2.125

   On August 11, 1998, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing sale price on the Nasdaq National Market for the Shares was $2.50 per Share. On August 13, 1998, the last full day of trading prior to the commencement of the Offer, the closing sale price per Share as reported on the Nasdaq National Market was $3.375.

   SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ NATIONAL MARKET LISTING; MARGIN REGULATIONS; EXCHANGE ACT REGISTRATION

   The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer price.

   Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer be eligible for quotation on the Nasdaq National Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for quotation on the Nasdaq National Market, the market for the Shares could be adversely affected. According to the Nasdaq National Market's published guidelines, in order for the Shares to be eligible for continued quotation on the Nasdaq National Market, there must continue to be, among other things, either (i) at least 750,000 publicly held Shares, held by at least 400 round lot shareholders, with a market value of at least $5,000,000, net tangible assets of at least $4,000,000 and at least two registered and active market makers for the Shares, or (ii) at least 1,100,000 publicly held Shares, held by at least 400 round lot shareholders, with a market value of at least $15,000,000, either (x) market capitalization of at least $50,000,000 or (y) total assets and total revenue of $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, and at least four registered and active market makers for the Shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If the Shares were no longer eligible for quotation on the Nasdaq National Market, they may nevertheless continue to be included in the Nasdaq SmallCap Market unless, among other things, the number of publicly held Shares (excluding Shares held by officers, directors and beneficial owners of more than 10% of the Shares) was less than 100,000, or there were fewer than 300 round lot holders in total. If the Shares are no longer eligible for inclusion in the Nasdaq National Market or the Nasdaq SmallCap Market, the Shares might still be quoted on the OTC Bulletin Board. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. According to the Company, there were approximately 184 holders of record of Shares as of August 12, 1998.

   The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for purpose loans made by brokers.

   The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company could be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for Nasdaq quotation. The Purchaser intends to seek to cause the Company to terminate the registration of the Shares as soon after the consummation of the Offer or the Merger as the requirements for termination of registration are met.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

   Except as otherwise noted below, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources.

   The Company is a Pennsylvania corporation whose principal executive offices are located at 555 North Lane, Lee Park, Conshohocken, Pennsylvania 19428. Unless the context indicates otherwise, the term the "Company" also refers to its consolidated subsidiaries.

   The Company, founded in 1984, develops, manufactures, markets and sells valve, motor, engine and compressor condition monitoring products and provides related services to customers in nuclear power generation and industrial process markets worldwide. The Company's services are designed to reduce operating and maintenance costs and increase efficiency, reliability and safety of plant operation. The Company has established certain strategic technical and commercial alliances to advance its business objectives. The Company has three key business segments to support its mission: (1) performance and condition monitoring products, (2) RADView (TM) imaging systems and (3) Liberty Technical Services.

   The Company's performance and condition monitoring products provide customers with the tools to prevent unplanned downtime, improve asset utilization and increase plant safety. The Company's proprietary products gather and interpret operating data of valves, engines, compressors, motors, and certain motor-driven equipment. The products utilize sensors, instruments and proprietary software that capture and log data for trending and analysis. RADView imaging systems concentrates exclusively on the production and sale of the Company's RADView Digital Radiography product line to customers in the power, process and aerospace industries. Liberty Technical Services provides comprehensive dynamic testing services primarily for customers in the power industry. Dynamic testing services are provided for many plant components, including valves, compressors, engines, motors and certain motor-driven equipment. Special services include process safety management support, plant inspection, computerized reporting and training.

   Set forth below is a summary of certain consolidated financial information with respect to the Company for its fiscal years ended December 31, 1997, 1996 and 1995 and the six months ended June 30, 1998 and 1997, excerpted from financial statements presented in the Company Form 10-K, the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (the "Company Form 10-Q") and other documents filed by the Company with the Commission. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial condition) and other documents filed by the Company with the Commission, and the financial information summary set forth below is qualified in its entirety by reference to such reports and other documents, which are incorporated herein by reference, as well as all the financial information and related notes contained therein. The Company Form 10-K, the Company Form 10-Q and such other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   (in thousands, except per share amounts)

                                                               YEAR ENDED              SIX MONTHS ENDED
                                                              DECEMBER 31,                 JUNE 30,
                                                     ---------------------------------------------------
                                                        1997      1996       1995      1998       1997
                                                     --------- ---------  --------- ---------  ---------
                                                                                         (UNAUDITED)
INCOME STATEMENT DATA:
 Revenue............................................  $22,630    $17,547   $21,842    $ 8,431   $11,953
 Gross profit.......................................   10,281      8,934     9,857      2,663     5,954
 Loss from continuing operations ...................   (6,071)    (4,536)   (5,476)    (3,482)     (996)
 Income tax benefit ................................   (2,311)        30    (1,263)    (1,359)       --
 Minority interest in loss of joint venture  .......     (134)       (50)       --        121       105
 Loss from continuing operations, net of tax .......   (3,626)    (4,516)   (4,213)    (2,002)     (891)
 Income from discontinued operations, net of tax  ..       88         --        --         --       871
 Gain on sale of discontinued operations, net of
  tax...............................................    2,641         --        --         --        --
 Net income (loss)..................................     (897)    (2,572)   (2,642)    (2,002)      (20)

                                              AT DECEMBER 31,   AT JUNE 30, 1998
                                             ------------------ ----------------
                                               1997      1996      (UNAUDITED)
                                             -------- --------
BALANCE SHEET DATA:
 Working capital............................  $ 9,816  $ 7,536       $ 6,747
 Total assets...............................   18,434   23,658        15,007
 Long-term debt (including current portion)       282      262           220
 Shareholders' equity.......................   13,125   13,973        11,109

   The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Shares, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the
Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND CRANE

   The Purchaser. The Purchaser is a Pennsylvania corporation which was organized in 1998. The principal offices of the Purchaser are located at 100 First Stamford Place, Stamford, Connecticut 06902. The Purchaser is a wholly owned subsidiary of Crane. Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not expected that the Purchaser will have any significant assets or liabilities or engage in activities other than the ownership of Shares and those activities incident to the transactions contemplated by the Offer.

   Crane. Crane is a Delaware corporation with its principal executive offices located at 100 First Stamford Place, Stamford, Connecticut 06902. Crane is a diversified manufacturer of engineered industrial products and the largest American distributor of doors, windows and millwork. Founded in 1855, Crane employs over 10,000 people in North America, Europe, Asia and Australia.

   Crane is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Crane's directors and officers, their remuneration, stock options granted to them, the principal holders of Crane's securities, any material interests of such persons in transactions with Crane and other matters is required to be disclosed in proxy statements distributed to Crane's shareholders and filed with the Commission. These reports, proxy statements and other information are available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 8. Crane's Common Stock is listed on the New York Stock Exchange (the "NYSE"), and reports, proxy statements and other information concerning Crane are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

   The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Crane and the Purchaser are set forth in Schedule I hereto.

   No Ownership of Shares. Neither Crane nor the Purchaser, nor, to the knowledge of Crane or the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and neither Crane nor the Purchaser, nor, to the knowledge of Crane or the Purchaser, any of the other persons referred to above, has effected any transaction in any equity security of the Company during the past 60 days.

   Except as set forth in this Offer to Purchase, neither Crane nor the Purchaser, nor, to the knowledge of Crane or the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Crane nor the Purchaser, nor, to the knowledge of Crane or the Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

   No Civil Proceedings. During the past five years neither Crane nor the Purchaser, nor, to the knowledge of Crane or the Purchaser, any of the persons listed in Schedule I hereto has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or finding any violation of such laws.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

   Crane initially began considering the possibility of acquiring the Company in October 1997, after becoming aware of the filing of a shelf registration statement covering the sale from time to time in market transactions of Shares held by certain substantial shareholders of the Company. Also, in mid-November the Company publicly reported that it faced certain liquidity issues. Although these issues had been mitigated by receipt of the proceeds from the sale of one of the Company's businesses, Crane believed that liquidity ultimately could be a longer-term issue for the Company, creating a possible opportunity for an acquisition by Crane. In late February, following the Company's announcement of continuing operating losses in the fourth quarter of 1997, Mr. R.S. Evans, Chairman and Chief Executive Officer of Crane, contacted Mr. David P. Kollock, a financial advisor based in Philadelphia, and asked him to explore the Company's possible interest in a transaction with Crane with any contacts he had on the Company's Board of Directors.

   During late February and early March 1998, Mr. Kollock met separately with Mr. Roland K. Bullard, II, a director of the Company, Messrs. Anthony Moffa and Richard Tuft, non-management founders of the Company with substantial holdings of Shares, and Mr. Richard Defieux, a director of the Company, each of whom indicated interest in discussing a possible transaction with Crane. On March 10, Messrs. Kollock and Evans met with Mr. Stephen Wells, a director and substantial shareholder of the Company, who also expressed interest in a possible transaction.

   A Confidentiality Agreement was signed by Crane on March 18, 1998, and management presentations to Crane by the Company and preliminary due diligence by Crane occurred on March 19, 1998.

During the remainder of March and early April, Crane made a number of follow-up requests for data from the Company, and conducted a more detailed review of the Company on April 2 and 3, 1998. During this period, Mr. Kollock had a number of discussions with Mr. Wells concerning a possible transaction.

   On May 5, 1998, Crane delivered a written indication of interest to the Company to acquire the Company (excluding the Company's RADView business) at a price of $4.25 per Share payable in shares of Crane Common Stock or $4.50 per Share payable in cash, subject to satisfactory due diligence, definitive documentation and approval by the Boards of Directors of Crane and the Company and the Company's shareholders, as well as the receipt of any necessary governmental approvals. Crane subsequently was advised that the Company had decided to explore other possible alternatives.

   On May 12, 1998, the Company issued a press release reporting financial results for the quarter ended March 31, 1998 that reflected decreased revenues and earnings as compared to the first quarter of 1997. The press release further stated that the Company's Board of Directors "is considering strategic alternatives to enhance shareholder value, and that such alternatives may include the sale or restructuring of all or part of the Company."

   On May 22, 1998, Mr. Evans advised Mr. Wells that he was withdrawing Crane's May 5 proposal.

   On June 8, 1998, the Company issued a press release reporting "a restructuring of the Company in an effort to reduce operating expenses and to provide additional focus to their key accounts and markets."

   On June 25, 1998, Mr. Evans and Mr. Kollock met with Mr. Wells to explore renewal of Crane's interest in a possible transaction with the Company. Mr. Wells was advised that Crane would need to take a close look at the then-current financial condition and operating performance of the Company in considering whether to make a proposal.

   During the period from June 29 through July 1, 1998, Crane conducted additional due diligence with respect to the Company.

   On July 13, 1998, Crane submitted a revised indication of interest at a price of $3.25 per Share in cash, to be structured as a tender offer with an 80% minimum and a subsequent merger to acquire shares not purchased in the tender offer, and otherwise with conditions substantially the same as Crane's initial proposal. Following discussions with Mr. Wells subsequent to a meeting of the Company's Board of Directors on July 16, 1998, Crane agreed that it would increase its proposal to $3.50 per Share.

   Between July 22, 1998 and August 10, 1998, Crane and the Company and their respective professional advisors negotiated the Merger Agreement. On July 24, 1998, the Board of Directors of Crane approved the transaction and authorized management to negotiate the Merger Agreement and all necessary ancillary documentation.

   On August 10, 1998, the Board of Directors of the Company authorized representatives of the Company to execute the Merger Agreement and the Stock Option Agreement. The Merger Agreement and the Stock Option Agreement, together with the Shareholder Agreements, were executed on August 11, 1998 and the transaction was publicly announced on the morning of August 12, 1998.

   Other than as set forth above, there have not been any contacts, negotiations or transactions between Crane or the Purchaser, or their respective subsidiaries, or, to the best knowledge of Crane or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCK OPTION AGREEMENT; THE SHAREHOLDER AGREEMENTS; DISSENTERS' RIGHTS; PLANS FOR THE COMPANY; THE RIGHTS

   Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company.

   The Merger Agreement. Following is a summary of the Merger Agreement, a copy of which has been filed as an exhibit to the Schedule 14D-1 filed by the Purchaser with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. Defined terms used below and not defined herein have the respective meanings assigned to those terms in the Merger Agreement.

   The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser may not (i) decrease the amount offered per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose additional conditions to the Offer, or (iv) amend any other term of the Offer in any manner adverse to the holders of Shares. If at any Expiration Date, any of the conditions to the Offer are not satisfied or waived by the Purchaser, the Purchaser may extend the Offer from time to time. Subject to the terms of the Offer and the Merger Agreement and the satisfaction of all the conditions to the Offer as of any Expiration Date, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such Expiration Date of the Offer, provided that, if all of the conditions to the Offer are satisfied and more than 65% but less than 80% of the outstanding shares of Company Common Stock on a fully diluted basis (including shares of Company Common Stock issuable upon exercise of outstanding Options) have been validly tendered and not withdrawn in the Offer, the Purchaser will have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of ten additional business days in the aggregate, provided the Purchaser agrees to waive the conditions set forth in paragraphs (c), (f) and (g) of Section 14 hereof.

   The Company has represented to Crane in the Merger Agreement that the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, has (i) determined that each of the transactions contemplated by the Merger Agreement, including each of the Offer and the Merger, is fair to and in the best interests of the Company and its shareholders, (ii) approved the Offer, the Merger, the Stock Option Agreement and the Shareholder Agreements, (iii) recommended acceptance of the Offer and approval of the Merger Agreement by the Company's shareholders, and (iv) taken all other action necessary to render Section 2538 and Subchapter F of Chapter 25 of the PBCL and the Rights inapplicable to the Offer and the Merger. Such recommendation and approval may be withdrawn, modified or amended only to the extent permitted by the Merger Agreement. The Company further represented that, prior to the execution of the Merger Agreement, Legg Mason delivered to the Company Board its written opinion that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to the Company's shareholders from a financial point of view.

   The Merger Agreement provides that Crane, upon the payment by the Purchaser for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, is entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors so elected pursuant to this provision) multiplied by the percentage that the aggregate number of Shares beneficially owned by Crane or its affiliates bears to the total number of Shares then outstanding. The Company shall, upon request of Crane, promptly take all actions (but specifically excluding the calling of a shareholders' meeting) necessary to cause Crane's designees to be so elected, including, if necessary, amending the By-laws of the Company (to the extent permitted to be amended by the Board of Directors) and seeking the resignations of one or more existing directors; provided, however, that prior to the time the Merger becomes effective (the "Effective Time"), the Company Board shall always have not less than two members who were directors of the Company on the date of the Merger Agreement ("Current Directors") and, in Crane's sole discretion, up to five Current Directors. If the number of Current Directors is reduced prior to the Effective Time below the number of Current Directors so specified by Crane due to the death or resignation of one or more of the Current Directors, then the remaining director or directors who is or are Current Directors shall be entitled to designate by majority action of the remaining Current Directors or action of the sole remaining Current Director, one or more persons, as the case may be, that has not been designated by, and is not an Affiliate of, Crane to fill such vacancy or vacancies and who shall be deemed to be Current Directors for all purposes of the Merger Agreement. Following the election or appointment of Crane's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Crane or the Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of the directors of the Company then in office who are Current Directors (or in the case where there are two or fewer directors who are Current Directors, the concurrence of one director who is a Current Director).

   The Merger. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

   The Second Amended and Restated Articles of Incorporation of the Company, in the form attached to the Merger Agreement as Exhibit 1, will be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. The By-Laws of the Company in effect at the Effective Time will be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   Subject to applicable law, the officers and directors of the Purchaser immediately prior to the Effective Time will be the officers and directors, respectively, of the Surviving Corporation and will hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

   By virtue of the Merger and without any action on the part of the holders thereof, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Crane, the Purchaser, any wholly owned subsidiary of Crane or the Purchaser, or held in the treasury of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be canceled and retired and will cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares) will be canceled and retired and will be converted into the right to receive the Merger Consideration in cash, payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share. At the Effective Time, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

   The Merger Agreement provides that, prior to the Effective Time, the Company will take all actions necessary to cause (i) each unexpired and unexercised Option that has an exercise price less than the Per Share Amount to be automatically converted at the Effective Time into an amount equal to the difference between the Per Share Amount and the exercise price of the Option, multiplied by the number of shares of Company Common Stock issuable immediately prior to the Effective Time upon exercise of the Option (without regard to vesting periods or restrictions on exercisability) and (ii) each unexpired and unexercised Option that has an exercise price equal to or greater than the Per Share Amount to be canceled so that no Option shall have any force or effect on or after the Effective Time.

   The Company has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, as soon as practicable following the acceptance for payment and payment for Shares by the Purchaser pursuant to the Offer, it will (i) convene a special meeting of its shareholders for the purpose of considering and taking action upon the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy statement relating to the Merger Agreement, and use its reasonable efforts
(x) to obtain and furnish the information required to be included by the Commission therein and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders; and
(iii) subject to certain provisions of the Merger Agreement, include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of the Merger and the Merger Agreement. Crane has agreed in the Merger Agreement that (x) it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of approval of the Merger and the Merger Agreement and, (y) following consummation of the Offer, it shall use its best efforts to cause the Company to take the actions described in clauses (i),
(ii) and (iii) of this paragraph, if such actions are required by applicable law to consummate the Merger.

   Representations and Warranties of the Company. The Merger Agreement contains customary representations and warranties with respect to the Company, including, among other things, (i) with respect to the organization, corporate powers and qualifications of the Company and each of its subsidiaries; (ii) with respect to the capitalization of the Company and its subsidiaries; (iii) that the execution and delivery of the Merger Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized and approved by the Company Board and that no other corporate proceedings on the part of the Company are necessary to authorize or approve the Merger Agreement or the Stock Option Agreement or to consummate the transactions contemplated thereby (other than, with respect to the Merger, the approval of the Merger by the affirmative vote of the holders of at least a majority of the votes cast by holders of Shares entitled to vote thereon, to the extent required by applicable law); (iv) with respect to the absence of conflicts, violations or breaches resulting from the execution and delivery of the Merger Agreement or the Stock Option Agreement or consummation of the transactions contemplated thereby, of any provision of the Amended and Restated Articles of Incorporation or the By-laws of the Company, under any note, bond, mortgage, indenture, lease, contract, agreement, instrument or obligation to which the Company or any of its subsidiaries is a party or by which their assets are bound, or of any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their assets; (v) with respect to required consents, approvals, orders or authorizations of, or registration, declaration or filing with, any Governmental Authority (as defined below) by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of the Merger Agreement or the Stock Option Agreement or the consummation of the transactions contemplated thereby; (vi) with respect to the accuracy of the documents filed by the Company with the Commission; (vii) with respect to the Company's financial statements and its financial condition; (viii) with respect to indebtedness, indemnification obligations and liabilities of the Company and its subsidiaries; (ix) with respect to the absence of certain changes or events since June 30, 1998, including that there has been no Material Adverse Effect (as defined below) with respect to the Company and its subsidiaries taken as a whole; (x) with respect to certain tax matters regarding the Company and its subsidiaries; (xi) with respect to the absence of certain transactions between the Company and any of its affiliates and the absence of certain payments by the Company or any of its affiliates; (xii) with respect to Required Authorizations (as defined below) that must be given or obtained in connection with the Merger Agreement or the Stock Option Agreement; (xiii) with respect to the absence of certain litigation with respect to the Company; (xiv) with respect to compliance by the Company and its subsidiaries with applicable laws and regulations; (xv) with respect to contracts to which the Company or any of its subsidiaries is a party; (xvi) with respect to real property leases to which the Company or any of its subsidiaries is party; (xvii) with respect to personal property owned or leased by the Company or any of its subsidiaries; (xviii) with respect to patents, trademarks and other intellectual property of the Company and its subsidiaries; (xix) with respect to environmental matters affecting the Company or any of its subsidiaries or their respective properties; (xx) with respect to products and services liabilities of the Company and its subsidiaries; (xxi) with respect to insurance maintained by the Company and its subsidiaries; (xxii) with respect to employment and related agreements to which the Company or any of its subsidiaries is a party; (xxiii) with respect to certain labor matters; (xxiv) with respect to the Company's employee benefit plans; (xxv) with respect to the absence of discussions or negotiations regarding any Acquisition Proposal involving the Company; (xxvi) with respect to the accuracy and completeness of the information supplied by the Company in connection with the Offer and the Proxy Statement; (xxvii) with respect to the vote of shareholders of the Company required to approve the Merger; (xxviii) with respect to certain provisions of the PBCL or other state takeover statutes being inapplicable to the transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Shareholder Agreements; (xxix) with respect to certain amendments made to the Rights Agreement in conjunction with the Merger Agreement, the Stock Option Agreement and the Shareholder Agreements; and (xxx) with respect to the absence of brokerage or finders fees or commissions payable in connection with the Merger Agreement and the transactions contemplated thereby (other than with respect to fees payable to Legg Mason); and (xxxi) the accuracy and completeness of representations and warranties made by the Company in the Merger Agreement and related documents.

   For purposes of the Merger Agreement, "Governmental Authority" means any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of a government with jurisdiction over the matter in question.

   For purposes of the Merger Agreement, "Material Adverse Effect" means a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that for purposes of the Merger Agreement, (a) a decline in the market price of the Company Common Stock shall not, in and of itself, constitute a Material Adverse Effect and (b) operating losses shall not constitute a Material Adverse Effect unless such operating losses exceed $1,000,000 in any consecutive four week period from and after June 30, 1998 and, provided further, that such operating losses shall be determined on the basis of accounting and financial management practices consistent with the Company's past practices.

   For purposes of the Merger Agreement, "Required Authorizations" shall mean, with respect to any person, (i) all consents, authorizations, approvals or other orders or actions of, or filings or registrations with, any federal, state, local or foreign governmental authority or agency and (ii) all notices, permits, approvals, consents, qualifications, waivers or other actions of third parties under any lease, note, mortgage, indenture, agreement or other instrument (or, in the case of the Company, under any Contract, Employment Agreement or any Governmental Approval) or under any other third-party franchise, license or permit, other than any such consents, authorizations, approvals, permits, qualifications, waivers, orders, registrations, filings, applications or other actions, the absence of which would not reasonably be expected to have a Material Adverse Effect with respect to such person and its subsidiaries, taken as a whole.

   Representations and Warranties of Crane and the Purchaser. The Merger Agreement contains customary representations and warranties by Crane and the Purchaser, including, among other things, (i) with respect to the organization, corporate powers and qualifications of Crane and the Purchaser;
(ii) that each of Crane and the Purchaser has the necessary corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby; (iii) with respect to the absence of conflict between the terms and provisions of the Merger Agreement and the transactions contemplated thereby with any laws, regulations, agreements, contracts or other instruments and obligations; (iv) the accuracy and completeness of information supplied by Crane or the Purchaser for inclusion in the Schedule 14D-9 or the Proxy Statement; and (v) with respect to the ownership by Crane or Purchaser of Company Common Stock.

   Certain Covenants. The Merger Agreement obligates the Company, from the date of the Merger Agreement until the consummation of the Offer, to conduct its (and its subsidiaries') operations only in the ordinary and usual course of business consistent with past practice and to use its reasonable efforts to preserve intact their business organizations, to keep available the services of their present officers and key employees and to preserve the goodwill of those having business relationships with them. The Merger Agreement also contains specific covenants as to certain activities of the Company prior to the consummation of the Offer, which provide that the Company will (and will cause its subsidiaries to):

     (i) preserve and maintain its corporate existence and all of its rights, privileges and franchises reasonably necessary or desirable in the normal conduct of its business, except to the extent contemplated by any transactions specifically permitted by the Merger Agreement;

     (ii) not acquire any stock or other interest in, nor (except in the ordinary course of business) purchase any assets of, any corporation, partnership, association or other business organization or entity or any division thereof (except any stock or assets distributed to the Company or any of its subsidiaries as part of any bankruptcy or other creditor settlement or pursuant to a plan of reorganization), nor agree to do any of the foregoing;

     (iii) not sell, lease, assign, transfer or otherwise dispose of any of its assets (including, without limitation, patents, trade secrets or licenses), nor suffer to exist or create any Lien on any of its assets, except as permitted by the Merger Agreement or in the ordinary course of business and except that the Company and each of its subsidiaries may sell or otherwise dispose of any assets which are obsolete;

     (iv) not incur any indebtedness, other than as a result of borrowings or drawdowns, the issuance of letters of credit for the account of the Company and the incurrence of interest, letter of credit reimbursement obligations and other obligations under the terms of the Silicon Valley Bank Loan , which indebtedness shall be incurred only for working capital purposes;

     (v) not (x) alter, amend or repeal any provision of the Amended and Restated Articles of Incorporation of the Company or Bylaws of the Company or the certificate of incorporation or by-laws of any subsidiary of the Company, (y) change the number of its directors (other than as a result of the death, retirement or resignation of a director), (z) form or acquire any subsidiaries not existing as of the date of the Merger Agreement, (xx) enter into, modify or terminate any contracts, real property leases or personal property leases or agree to do so, (yy) enter into, modify or terminate any employment agreement or hire any personnel other than temporary personnel not eligible to participate in any benefit plans or programs of the Company, or (zz) declare, pay, commit to or incur any obligation of any kind for the payment of any bonus, additional salary or compensation or retirement, termination, welfare or severance benefits or change in control benefits payable or to become payable to any of its employees or such other persons, except for such matters as are required pursuant to the terms of any existing employment agreement or benefit plan;

     (vi) maintain its books, accounts and records in the usual, ordinary and regular manner and in material compliance with all applicable laws;

     (vii) pay and discharge all taxes imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, except to the extent that the Company is currently contesting, in good faith and by proper proceedings, the payment of such taxes and the Company maintains appropriate reserves with respect thereto;

     (viii) not settle any tax claim against the Company or any of its subsidiaries or any litigation (net of applicable insurance proceeds) in excess of $10,000;

     (ix) meet in all material respects its obligations under all contracts, real property leases and personal property leases and not become in default thereunder;

     (x) maintain in all material respects its business and assets in good repair, order and condition, reasonable wear and tear excepted, and maintain insurance upon such business and assets at least comparable in amount and kind to that in effect on the date hereof;

     (xi) maintain in all material respects its present relationships and goodwill with suppliers, brokers, manufacturers, representatives, distributors, customers and others having business relations with it (provided that it may pursue overdue accounts and otherwise exercise lawful remedies in its customary fashion);

     (xii) not declare, set aside, make or pay any dividends or other distributions with respect to its capital stock, including, without limitation, in the case of the Company, the Company Common Stock, or purchase or redeem any shares of its capital stock, including, without limitation, in the case of the Company, the Company Common Stock, or agree to take any such action;

     (xiii) not authorize or make any single capital expenditure in excess of $5,000 or make any capital expenditure if the aggregate of the amount of such capital expenditure together with the amounts of all other capital expenditures since the date of the Merger Agreement shall exceed $25,000;

     (xiv) not violate any law or regulation applicable to it nor violate any order, injunction or decree applicable to the conduct of its business;

     (xv) not increase the number of shares authorized or issued and outstanding of its capital stock, including, without limitation, in the case of the Company, the Company Common Stock, nor grant or make any pledge, option, warrant, call, commitment, right or agreement of any character relating to its capital stock, including, without limitation, in the case of the Company, the Company Common Stock, nor issue or sell any shares of its capital stock, including, without limitation, in the case of the

    Company, the Company Common Stock, or securities convertible into such capital stock, or any bonds, promissory notes, debentures or other corporate securities or become obligated so to sell or issue any such securities or obligations, except, in any case, issuance of shares of the Company Common Stock (i) pursuant to the exercise of outstanding options, warrants or other rights or (ii) pursuant to the Stock Option Agreement;

     (xvi) not make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

     (xvii) not expend any money pursuant to, or incur expenses related to performance under, the Development Contract with Norwegian Oil Companies, Saga Petroleum ASA, Phillips Petroleum Co., Statoil and Norsk Hydro Produksjon in excess of $100,000 in the aggregate;

     (xviii) not waive any right of substantial value or cancel any debt owed to the Company or any subsidiary or claim against any person or entity; and

     (xix) not authorize, or commit or agree to take, any of the foregoing actions;

provided, however, that if the Company requests in writing that Crane consent to the taking of any affirmative action on the part of the Company the taking of which would require such consent pursuant to this section of the Merger Agreement and the failure to grant such consent within four business days of receipt by Crane of such request is the sole cause of the occurrence of a Material Adverse Effect, then such Material Adverse Effect shall not be an Event for purposes of Section 14 of this Offer to Purchase nor shall Crane be permitted to terminate the Merger Agreement solely due to the occurrence of such Material Adverse Effect.

   The Merger Agreement also provides that the Company will not, and will not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of its representations and warranties set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of its representations and warranties that are not so qualified becoming untrue in any material respect or (iii) subject to certain of the Company's rights under the Merger Agreement, any of the conditions to the Merger set forth in the Merger Agreement that are within the Company's control not being satisfied.

   Advice of Changes. The Merger Agreement provides that the Company shall promptly advise Crane orally and in writing of (i) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement or (iii) any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on the Company and its subsidiaries taken as a whole or on the truth of its representations and warranties or the ability of the conditions to the Merger set forth in the Merger Agreement to be satisfied. Upon such notification, Crane and Purchaser shall have the option either to terminate the Merger Agreement or to waive any right to consider any of the foregoing in connection with a determination as to whether any of the Events specified in subparagraphs (c), (f) or (g) of Section 14 of this Offer to Purchase has occurred.

   No Solicitation. The Merger Agreement provides that the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit or initiate (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an Acquisition Proposal that was not solicited by it, and subject to compliance with Section 5.02(c) of the Merger Agreement described below (regarding informing Crane of the existence and terms of such Acquisition Proposal), (x) furnish information with respect to the Company and its subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in negotiations regarding such Acquisition Proposal. For purposes of the Merger Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

   The Merger Agreement provides that, except as expressly permitted by the terms of the preceding paragraph, neither the Board of Directors of the Company nor any committee thereof shall (i) (unless, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, it determines in good faith, based upon the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Crane, the approval or recommendation by such Board of Directors or such committee of the Offer (including by amendment of the Schedule 14D-9), the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Company receives a Superior Proposal (as defined below), the Board of Directors of the Company may, if it determines in good faith, based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, (x) withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement or (y) approve or recommend such Superior Proposal and terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to any Superior Proposal) but only at a time that is after the third business day following Crane's receipt of written notice from the Company advising Crane that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of the Merger Agreement, a "Superior Proposal" means any proposal or offer made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or a substantial portion of the assets of the Company and its subsidiaries and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, based upon the advice of its financial advisors, to be more favorable to the Company's shareholders than the Offer and the Merger and for which financing is either not a contingency, or, if a contingency, is then committed and available.

   In addition to the obligations of the Company set forth in the two immediately preceding paragraphs, the Company is to as promptly as practicable advise Crane of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. The Company will keep Crane reasonably informed of the status and details (including amendments) of any such Acquisition Proposal.

   None of the foregoing provisions of the Merger Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by such provisions, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Offer or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

   Access to Information. The Merger Agreement provides that, until the earlier of the termination of the Merger Agreement and the Effective Time, the Company will give Crane and the Purchaser and their representatives reasonable access, during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries.

   Required Authorizations. The Merger Agreement provides that Crane, the Purchaser and, subject to the provisions of the Merger Agreement discussed under the heading "No Solicitation", above ("Section 5.02"), the Company, shall each, and subject to Section 5.02, the Company shall cause each of its subsidiaries to, as promptly as practicable, take all reasonable actions necessary to obtain all Required Authorizations (if any) required to be given or obtained by it, respectively, to permit Crane and the Purchaser, on the one hand, and the Company, on the other, to consummate the transactions contemplated by the Merger Agreement and the Stock Option Agreement and to realize the respective benefits to each party contemplated thereby; provided that Crane shall not be required to take any action to comply with any legal requirement or agree to the imposition of any order of any Governmental Authority that would (i) prohibit or restrict the ownership or operation by Crane of any portion of the business or assets of Crane or the Company (or any of their respective subsidiaries), (ii) compel Crane or the Company (or any of their respective subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets, or (iii) impose any limitation on the ability of Crane or the Company or any of their respective affiliates or subsidiaries to own or operate the business and operations of the Company and its subsidiaries, and provided further that the Company and its subsidiaries are not to incur fees and expenses in excess of $25,000 in the aggregate in order to obtain certain such Required Authorizations without the prior written consent of Crane.

   Crane, the Purchaser and, subject to Section 5.02, the Company, are to each cooperate with the others in filing in a timely manner any applications, requests, reports, registrations or other documents, including, without limitation, all reports and documents required to be filed by or under the Exchange Act (including, without limitation, the Offer documents, the Schedule 14D-9 and the Proxy Statement), with any Governmental Authority having jurisdiction with respect to the transactions contemplated by the Merger Agreement and in consulting with and seeking favorable action from any Governmental Authority.

   Subject to Section 5.02, the Company is to, and is to cause each of its subsidiaries to, take all reasonable action necessary to obtain all approvals or consents of any person needed in order that certain contracts continue in full force and effect under the same terms and conditions currently in effect following consummation of the transactions contemplated by the Merger Agreement; provided, however, that the receipt of any approval or consent under any contracts pursuant to the requirement stated in this paragraph is not a condition precedent to the obligations of Crane or Purchaser under the Merger Agreement.

   Subject to Section 5.02, the Company and its Board of Directors are to (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation in effect on the date of the Merger Agreement is or becomes applicable to the Offer, the Merger, the Merger Agreement, the Stock Option Agreement, the Shareholder Agreements or any of the other transactions contemplated by the Merger Agreement and (ii) if any such state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, the Merger Agreement, the Stock Option Agreement, the Shareholder Agreements or any other transaction contemplated by the Merger Agreement, take all reasonable action necessary to ensure that the Offer, the Merger, the Stock Option Agreement, the Shareholder Agreements and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by the Merger Agreement.

   Financial Statements of the Company. As soon as practicable but in any event within 30 days after the end of each calendar month commencing with July 1998, through the consummation of the Offer or earlier termination of the Merger Agreement in accordance with its terms, the Company is to deliver to

Crane unaudited consolidated balance sheets of the Company and its subsidiaries as at the end of such calendar month and as at the end of the comparative month of the preceding year, together with unaudited summaries of consolidated earnings of the Company and its subsidiaries for such calendar month and the comparative calendar month of the preceding year. As soon as practicable but in any event within 30 days after the end of each fiscal quarter of the Company, commencing with June 30, 1998, and within 60 days after the end of the fiscal year ended December 31, 1998, as the case may be, through the consummation of the Offer or earlier termination of the Merger Agreement, the Company is to deliver to Crane unaudited consolidated and consolidating balance sheets of the Company and its subsidiaries as at the end of such fiscal quarter and as at the end of the comparative fiscal quarter of the preceding year, together with the related unaudited statements of consolidated income and cash flows for the fiscal quarters then ended.

   Employee Matters. The Merger Agreement includes Crane's agreement (a) that on and after the consummation of the Offer and until the date that is 18 months after the Effective Time, Crane shall cause the Company, and, on and after the Effective Time, the Surviving Corporation, to honor the severance policy of the Company and the employment agreements that are identified in the Company Disclosure Schedule, (b) to give the employees of the Company full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Crane, the Company or any subsidiary of Crane for such employees' service with the Company or any of its subsidiaries to the same extent recognized by the Company immediately prior to the consummation of the Offer, (c) to waive all limitations as to pre-existing conditions, exclusions or waiting periods with respect to participation and coverage requirements applicable to the Company employees under any welfare benefit plans that such employees may be eligible to participate in after the consummation of the Offer and (d) to provide employees of the Company, and, after the Effective Time, the Surviving Corporation, with employee benefits comparable to those provided by Crane (or any of its subsidiaries) to similarly situated employees of Crane (or any of its subsidiaries).

   Rights Agreement. The Merger Agreement provides that the Board of Directors of the Company will take all further action reasonably requested in writing by Crane (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

   Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that for six years after the Effective Time, Crane shall, or shall cause the Company to, indemnify, defend and hold harmless any person who is, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or an officer (an "Indemnified Person") of the Company or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of: (i) the fact that such Indemnified Person is or was a director or an officer of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise; or (ii) the Merger Agreement or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under the PBCL, the Amended and Restated Articles of Incorporation of the Company and the Company's By-laws; provided, however, that neither Crane nor the Company shall be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) involving any Claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of Crane or unless such proceeding is brought by an Indemnified Person to enforce rights to indemnification under the Merger Agreement. If any Indemnified Person becomes involved in any Claim, after the consummation of the Offer, Crane shall, or shall cause the Company to, periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the case of a final nonappealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified therefor.

   The Merger Agreement also provides that Crane or the Company shall maintain the Company's existing directors' and officers' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time; provided, however, that Crane may substitute therefor policies of substantially similar coverage (including pursuant to Crane's own policy) and amounts containing terms no less advantageous to such former directors or officers; provided further that, subject to the preceding proviso, if the existing D&O Insurance expires or is canceled during such period, Crane or the Surviving Corporation shall use their best efforts to obtain substantially similar D&O Insurance; and provided further that neither Crane nor the Surviving Corporation shall be required to pay an annual premium for D&O Insurance in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement, but in such case shall purchase as much coverage as possible for such amount.

   Public Announcement. The Merger Agreement provides that Crane and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

   Shareholder Litigation. The Merger Agreement provides that the Company shall give Crane the opportunity to participate, at no expense to the Company, in the defense or settlement of any shareholder litigation against the Company and its directors relating to the transactions contemplated by the Merger Agreement. No such settlement is to be agreed to without Crane's consent; provided, however, that if a failure to so consent is the sole cause of the occurrence of a Material Adverse Effect, then such Material Adverse Effect shall not be an Event for purposes of Section 14 of this Offer to Purchase nor shall Crane be permitted to terminate the Merger Agreement solely due to the occurrence of such Material Adverse Effect.

   Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Crane, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (i) the shareholders of the Company shall have duly approved the transactions contemplated by the Merger Agreement, if required by applicable law; (ii) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated; (iii) no judgment, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used all reasonable efforts to prevent the entry of any such restraints and to appeal as promptly as possible any such restraints that may be entered; and (iv) the Purchaser shall have accepted for payment and paid for Shares pursuant to the terms and conditions of the Offer.

   Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company: (i) by the mutual written consent of Crane and the Company; (ii) by either Crane or the Company:

     (a) if the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that neither Crane nor the Company may so terminate the Merger Agreement if such party shall have materially breached the Merger Agreement;

     (b) if the Offer has not been consummated on or before October, 31, 1998;
    or

     (c) if any Governmental Authority shall have issued an order, decree, ruling or injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting acceptance for payment of Shares pursuant to the Offer or the consummation of the Merger and such order, decree, ruling, injunction or other action shall have become final and nonappealable;

   (iii) by the Company if Crane or the Purchaser shall not have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer in violation of the terms hereof and of the Merger Agreement; provided, however, that the Company may not so terminate the Merger Agreement if the Company shall have materially breached the Merger Agreement;

   (iv) by the Company in accordance with Section 5.02 prior to the acceptance for payment of Shares pursuant to the Offer; provided that it has complied with all provisions of that Section;

   (v) by Crane prior to the purchase of Shares pursuant to the Offer if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Crane its approval or recommendation of the Offer (including by amendment of the Schedule 14D-9), the Merger or the Merger Agreement, or approved or recommended any Superior Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

   (vi) by Crane or the Purchaser pursuant to Section 5.01(c) of the Merger Agreement (regarding advice of certain changes).

   In the event of any such termination of the Merger Agreement by either the Company or Crane, the Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Crane, the Purchaser or the Company, except as to certain provisions and to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

   The Merger Agreement may be amended by the parties at any time before or after the Company Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) with certain exceptions, waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

   A termination of the Merger Agreement, an amendment of the Merger Agreement or an extension or waiver by any party to the Merger Agreement shall, in order to be effective, require action by its Board of Directors or, with respect to any amendment to the Merger Agreement, to the extent permitted by applicable law, a duly authorized committee of its Board of Directors.

   Fees and Expenses. Except as provided below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

   The Company is to reimburse Crane for out-of-pocket expenses incurred by Crane relating to the transactions contemplated by the Merger Agreement prior to termination (including, but not limited to, fees and expenses of Crane's counsel, accountants and financial advisors), if (i) the Merger Agreement shall have been terminated pursuant to the provisions of the Merger Agreement described in paragraphs (iv) or (v) under the heading "Termination" above,
(ii) the Company enters into an Acquisition Agreement with a party other than Crane or any of its affiliates within one year of the date of such termination and (iii) the transaction contemplated by such Acquisition Agreement is consummated within 18 months of the date of such termination. Such reimbursement is to be paid in same-day funds within one business day after the consummation of the transaction contemplated by any such Acquisition Agreement.

   The Stock Option Agreement. Following is a brief summary of the Stock Option Agreement, a copy of which has been filed as an exhibit to the
Schedule 14D-1 filed by the Purchaser with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Stock Option Agreement.

   Pursuant to the Stock Option Agreement, Crane has the irrevocable right (the "Stock Option"), under certain circumstances, to acquire from the Company up to 997,633 shares of Company Common Stock (the "Option Shares"), or approximately 19.9% of the outstanding Company Common Stock on the date of the Merger Agreement, including the associated Rights, at a price of $2.75 per share. The exercise price is payable in cash. The Stock Option Agreement could have the effect of making an acquisition of the Company by a third party more costly because of the need to acquire in any such transaction the Option Shares issued under the Stock Option Agreement.

   The Stock Option may be exercised by Crane, in whole or in part, at any time or from time to time after the termination of the Merger Agreement pursuant to the provisions of the Merger Agreement described in clause (iv) or clause (v) under the heading "Termination", above (an "Exercise Event"). The Stock Option shall terminate upon the earlier of (i) the consummation of the Offer, (ii) the termination of the Merger Agreement pursuant to its terms (other than a termination following an Exercise Event), or (iii) 365 days following any termination of the Merger Agreement following an Exercise Event (or, if at the expiration of such 365-day period, the Stock Option cannot be exercised by reason of any applicable judgment, decree, order, law, regulation or waiting period, 15 days after such impediment to exercise shall have been removed or such waiting period has expired).

   If, at any time during the period after the occurrence of an Exercise Event and before termination of the Stock Option, Crane sends to the Company a notice indicating Crane's election to exercise its rights to receive the cash value of any Stock Option, then the Company is to pay to Crane, in exchange for the cancellation of the Stock Option with respect to such number of Option Shares as Crane specifies in such notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price per share of Company Common Stock for the 10 trading days commencing on the 12th trading day immediately preceding the date of the notice and (ii) the per share exercise price of the Stock Option.

   In the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company, the type and number of shares or securities to be issued upon exercise of the Stock Option shall be adjusted appropriately and proper provision shall be made in agreements governing such transaction, so that Crane shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Crane would have received in respect of the Option Shares if the Stock Option had been exercised immediately prior to such event or the record date therefor.

   The Stock Option Agreement further provides that at any time and from time to time after payment for and delivery of the Option Shares upon exercise of the Stock Option, Crane may make a written request for registration of all or part of its Option Shares under and in accordance with the provisions of the Securities Act of 1933, as amended. Such registration may be, at Crane's option, a shelf registration or a registration involving an underwritten offering.

   The Shareholder Agreements. Following is a summary of the Shareholder Agreements, the form of which has been filed as an exhibit to the Schedule 14D-1 filed by the Purchaser with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the full text of the form of Shareholder Agreement.

   Pursuant to the Shareholder Agreements, each of Atalanta Selective Fund Number Six Limited Partnership, Stephen A. Wells Profit Sharing Plan, Stephen
A. Wells, Wells Resources, Inc., Dan Kirkland Wells Foundation, R. Nim Evatt, Robert L. Leon, Susan Leon and Roland K. Bullard, II (each, a "Shareholder") has agreed, among other things, that, (i) until the earlier of the date on which the Offer is terminated or withdrawn or the date on which the Merger Agreement is terminated in accordance with its terms, the Shareholder will tender, and not withdraw, his Shares pursuant to the Offer, and (ii) until the earlier of the Effective Time, the date on which the Merger Agreement is terminated in accordance with its terms or the purchase of all of the Shares owned by such Shareholder pursuant to the Offer (the earliest of such dates being the "Expiration Date"), the Shareholder will vote, or grant his consent with respect to, all of his shares of Company Common Stock (x) in favor of the approval of the Merger Agreement and the Merger and any other transaction contemplated by the Merger Agreement or the

Stock Option Agreement, as such Merger Agreement or Stock Option Agreement may be modified or amended from time to time, and (y) against any action, omission or agreement which would impede or interfere with, or have the effect of discouraging, the Merger, including, without limitation, any Acquisition Proposal other than the Merger.

   At the request of Crane, each Shareholder will execute, in accordance with the provisions of the PBCL, and deliver to Crane an irrevocable proxy and irrevocably appoint Crane or its designees his attorney and proxy to vote or give consent with respect to all of his shares of Company Common Stock for the purposes set forth above. Any such proxy will terminate on the Expiration Date.

   Each Shareholder Agreement contains the agreement of the Shareholder that, among other things, he will: (a) until the date that is six months after the Expiration Date, not, and will not agree to, sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of any of his shares of Company Common Stock other than pursuant to the Merger Agreement, unless and until such transferee executes and delivers to Crane a joinder to the Shareholder Agreement pursuant to which such transferee shall agree that, for all purposes of the Shareholder Agreement, (i) such transferee shall be deemed to be the Shareholder thereunder and (ii) all shares of the Company Common Stock transferred to such transferee pursuant to this provision shall be deemed to be "Shares" under the Shareholder Agreement; (b) other than as contemplated by the Shareholder Agreement, until the Expiration Date, not grant any powers of attorney or proxies or consents in respect of any of his shares of Company Common Stock, deposit any of his shares of Company Common Stock into a voting trust, enter into a voting agreement with respect to any of his shares of Company Common Stock or otherwise restrict the ability of the holder of any of his shares of Company Common Stock freely to exercise all voting rights with respect thereto; and (c) until the Expiration Date, not initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

   Pursuant to each Shareholder Agreement, Crane has the irrevocable right (the "Shareholder Stock Option"), at any time or from time to time if the Company enters into an Acquisition Agreement with a party other than Crane or any of its affiliates within six months after the Expiration Date, to acquire from each Shareholder all or any portion of the shares of Company Common Stock owned by each Shareholder, including the associated Rights, at a price of $3.50 per share. The exercise price is payable in cash.

   In the event (a) of any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, or affecting the shares to be issued upon exercise of the Shareholder Stock Option or (b) that the Shareholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in the Shareholder Agreement, then such additional shares of Company Common Stock and other securities shall become shares subject to the Shareholder Stock Option and the terms of the Shareholder Agreement shall otherwise apply to the shares of capital stock or other instruments or documents held by the Shareholder immediately following the effectiveness of the events described in clause (a) or the Shareholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were shares subject to the Shareholder Agreement.

   Each Shareholder Agreement contains the Shareholder's representations and warranties relating to, among other things, (a) the execution, delivery and enforceability of his Shareholder Agreement, (b) the ownership of his shares of Company Common Stock, and (c) the absence of encumbrances on his shares of Company Common Stock.

   Dissenters' Rights. No dissenters' rights are available in connection with the Offer. However, if the Merger is consummated, shareholders who fully comply with the statutory dissenters' procedures set forth in the PBCL, the relevant portions of which are attached to this Offer to Purchase as Schedule II, will be entitled to receive cash for the fair value of their Shares as determined pursuant to the procedures presented by the PBCL. Merely voting against the Merger Agreement will not perfect a shareholders' dissenters' rights. Shareholders are urged to review carefully the dissenting shareholders' rights provisions of the PBCL, a description of which is provided below and the full text of which is attached to this Offer to Purchase as Schedule II and incorporated herein by reference. SHAREHOLDERS WHO FAIL TO COMPLY STRICTLY WITH THE APPLICABLE PROCEDURES WILL FORFEIT THEIR DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER. See Schedule II to this Offer to Purchase.

   Sections 1571 through 1580 of the PBCL ("Subchapter D") and Section 1930(a) of the PBCL, copies of which are included in Schedule II attached to this Offer to Purchase, entitle any holder of record of Shares who objects to the Merger, in lieu of receiving the consideration for such Shares provided under the Merger Agreement, to demand in writing that he be paid in cash the fair value of his Shares. Section 1572 of the PBCL defines "fair value" as "[t]he fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action."

   Before the vote of the shareholders is taken on the Merger, the dissenting shareholder must deliver to the Company a written notice of intention to demand that he be paid the fair value of his Shares if the Merger is effected. Such written notice must be sent to the Secretary of the Company at Lee Park, Suite 6000, 555 North Lane, Conshohocken, Pennsylvania 19428. A vote against the Merger is not sufficient to satisfy the requirement of delivering a written notice to the Company. In addition, the shareholder must not effect any change in the beneficial ownership of his Shares from the date of filing the notice with the Company through the consummation of the Merger, and Shares for which payment of fair value is sought must not be voted in favor of the Merger. Failure by a dissenting shareholder to comply with any of the foregoing will result in his forfeiture of any right to demand payment of fair value for his Shares.

   A record holder of Shares held in whole or in part for the benefit of another person may assert dissenters' rights as to fewer than all of the Shares registered in his name only if he dissents with respect to all the Shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. A beneficial owner of Shares who is not the record holder may assert dissenters' rights with respect to Shares held on his behalf if he submits to the Company the written consent of the record holder not later than the time of assertion of dissenters' rights. A beneficial owner may not dissent with respect to fewer than all of the Shares owned by him, whether or not such Shares are registered in his name.

   If the Merger is approved, the Company shall mail to all dissenters who gave due notice of their intention to demand payment of fair value and who refrained from voting in favor of the Merger, a notice stating where and when a demand for payment should be sent and certificates for Shares deposited in order to obtain payment. The notice shall be accompanied by a copy of Subchapter D and a form for demanding payment. The time set for the receipt of demands and the deposit of certificates shall not be less than 30 days from the mailing of the notice. Failure by a shareholder to demand payment or deposit certificates pursuant to such notice will cause such shareholder to lose all right to have a court determine the fair value of his Shares. If the Merger has not been effected within 60 days after the date set for demanding payment and depositing certificates, the Company shall return any certificates that have been deposited. The Company, however, may at any later time send a new notice regarding demand for payment and deposit of certificates with like effect.

   Promptly after the consummation of the Merger or upon timely receipt of demand for payment if the Merger has already been effected, the Company shall remit to dissenters who have made timely demand and deposited their certificates the amount the Company estimates to be the fair value of their Shares or give written notice that no remittance will be made under Section 1577 of the PBCL. Such remittance or notice shall be accompanied by (i) the closing balance sheet and statement of income of the Company for a fiscal year ending not more than 16 months prior to the date of remittance or notice together with the latest available interim financial statements, (ii) a statement of the Company's estimate of the fair value of the Shares, and
(iii) a notice of the right of the dissenting shareholder to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter
D. If the Company does not remit the amount of its estimate of the fair value of the Shares, it shall return all certificates that have been deposited and may make a notation thereon that a demand for payment has been made.

   If Shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the original dissenting holder or owner of such Shares. A transferee of such Shares shall not acquire by such transfer any rights in the Company other than those that the original dissenter had after making demand for payment of fair value for such Shares.

   If a dissenting shareholder believes that the amount estimated or paid by the Company for his Shares is less than the fair value, the shareholder may send to the Company his own estimate of the fair value which shall be deemed a demand for payment of the amount of the deficiency. If the dissenter does not file his own estimate of fair value within 30 days after the mailing by the Company of its remittance or estimate of fair value, the dissenter shall be entitled to no more than the amount remitted to him or estimated by the Company.

   Within 60 days after the latest of (i) the consummation of the Merger,
(ii) timely receipt of any demands for payment or (iii) timely receipt of any shareholder estimates of fair value, if any demands for payment remain unsettled, the Company may file in court an application for relief requesting that the fair value of the Shares be determined by the court. Each dissenter whose demand has not been settled shall be made a party to the proceeding and shall be entitled to recover the amount by which the fair value of his Shares is found to exceed the amount, if any, previously remitted, plus interest. If the Company fails to file an application within the 60-day period, any dissenter who has not settled his claim may do so in the name of the Company within 30 days after the expiration of this 60-day period. If no dissenter files an application within such 30-day period, each dissenter entitled to file an application shall be paid no more than the Company's estimate of the fair value of his Shares and may bring an action to recover any amount not previously remitted.

   The costs and expenses of any valuation proceedings, including the reasonable compensation and expenses of any appraiser appointed by the court, shall be determined by the court and assessed against the Company except that any part of such costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters whose action in demanding supplemental payment is found by the court to be dilatory, obdurate, arbitrary, vexatious or in bad faith. The court may also assess the fees and expenses of counsel and experts for any or all of the dissenters against the Company if the Company fails to comply substantially with Subchapter D or acts in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner. The court can also assess any such fees or expenses incurred by the Company against a dissenter if such dissenter is found to have acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters and should not be assessed against the Company, it may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

   Section 1712 of the PBCL provides that a director of a Pennsylvania corporation stands in a fiduciary relation to such corporation and must perform his duties as a director in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Section 1105 of the PBCL provides in substance that a shareholder of a Pennsylvania corporation shall not have any right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the Merger, nor any right to claim the right to valuation and payment of the fair value of his Shares because of the Merger, except that he may dissent and claim such payment if and to the extent provided in Subchapter D of the PBCL, described above. Absent fraud or fundamental unfairness, such dissenters' rights are the exclusive remedy of such shareholders. However, the United States Court of Appeals, Third Circuit, interpreting the predecessor statute to Section 1105 of the PBCL in Herskowitz v. NutriSystem, Inc., concluded that dissenters' rights coexist with common law causes of action, such as rescission or money damages, in the context of an action for breach of fiduciary duty or misrepresentation in a cash-out merger. Shareholders should be aware that due to the enactment of the PBCL in 1988 it is unclear whether the decision in Herskowitz remains applicable to dissenters' rights. IN VIEW OF THE COMPLEXITIES OF THESE PROVISIONS OF PENNSYLVANIA LAW, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT THEIR OWN LEGAL COUNSEL.

   SEE SCHEDULE II ATTACHED HERETO FOR A REPRODUCTION OF THE TEXT OF THE RELEVANT SECTIONS OF THE PBCL.

   Plans for the Company. If Crane acquires control of the Company, its first priority will be to restore profitability to the Company. The Company's product lines share common technologies and customers with two of Crane's business units--Crane Nuclear and Dynalco Controls--and the integration of the Company's operations into these two businesses could offer significant synergies. The RADView business of the Company does not align with any current Crane operation, however, and Crane will be evaluating that business and the available strategic alternatives for it. Crane intends to continue its review of the Company and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. If Crane acquires control of the Company, Crane will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes. Crane's decisions could be affected by information hereafter obtained, changes in general economic or market conditions or in the business of the Company or its subsidiaries, actions by the Company or its subsidiaries and other factors.

   Except as described in this Offer to Purchase, none of the Purchaser, Crane nor, to the best knowledge of the Purchaser and Crane, any of the persons listed on Schedule I, has any present plans or proposals that would relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the present Company Board or management of the Company, (iv) any material change in the present capitalization or dividend policy of the Company, (v) any material change in the Company's corporate structure or business, (vi) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) (4) of the Exchange Act.

   The Rights. The following discussion is derived from the description of the Rights Agreement and the Rights included as part of an exhibit to the Company's Current Report on Form 8-K dated October 6, 1997 and is qualified in its entirety by reference to such exhibit.

   Under the Rights Agreement, each Share carries with it one Right. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share (a "Unit") of Series A Junior Participating Preferred Stock of the Company at a purchase price of $48.00 per Unit, subject to adjustment.

   The Rights Agreement provides that the Rights will separate from the Company Common Stock and the "Distribution Date" will occur (i) upon the earlier of (x) 10 business days following a public announcement (the date of such announcement being the "Stock Acquisition Date") that a person or group of affiliated or associated persons (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or such subsidiary) (an "Acquiring Person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of Company Common Stock, and (y) 10 business days following the commencement of a tender offer or exchange offer that would result in an Acquiring Person owning 15% or more of the then outstanding shares of Company Common Stock, or (ii) such later date as may be determined by action of a majority of the independent members of the Board of Directors (such determination to be made prior to such time as any person becomes an Acquiring Person pursuant to (x) or (y) above). The Rights Agreement exempts from its definition of Acquiring Person any person that acquires, obtains the right to acquire, or otherwise obtains beneficial ownership of 15% or more of the then outstanding shares of Company Common Stock without any intention of changing or influencing control of the Company provided that such person, as promptly as practicable, divests himself or itself of a sufficient number of shares of Company Common Stock so that such person would no longer own 15% or more of the outstanding shares of Company Common Stock. Until the Distribution Date, (i) the Rights will be evidenced by Company Common Stock certificates, (ii) new Company Common Stock certificates issued after the Record Date (also including shares distributed from the Company's treasury) will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates representing outstanding Company Common Stock will also constitute the transfer of the Rights associated with the Company Common Stock represented by such certificates.

   The Rights are not exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless earlier redeemed by the Company as described below.

   As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Company Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.

   In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and shares of Company Common Stock shall remain outstanding, (ii) a Person becomes the beneficial owner of 15% or more of the then outstanding shares of Company Common Stock, (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or (iv) during such times as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., by means of a reverse stock split or recapitalization), then, in each such case, each holder of a Right will thereafter have the right to receive upon exercise Units (or, in certain circumstances, Company Common Stock, cash, property or other securities of the Company) having a current market value equal to two times the exercise price of the Right. The exercise price is the purchase price multiplied by the number of Units issuable upon exercise of a Right prior to the events described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

   In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any person consolidates or merges with the Company and all or part of the Company Common Stock is converted or exchanged for securities, cash or property of any other Person or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, common stock of the Acquiring Person having a current market value equal to two times the exercise price of the Right.

   The Rights Agreement exempts certain shareholders from triggering the distribution of the Rights ("Exempt Person") unless they, individually or together with their affiliates or associates, increase their beneficial ownership of outstanding Company Common Stock. These shareholders consist of Edison Venture Fund, L.P., and their affiliates and associates. The Rights Agreement also designates L. Mark Newman, Larry D. Hornbeck, Don V. Ingram, Stephen F. Smith, Stephen A. Wells, Walter Epstein, Energy Consolidation, Inc., Atalanta Investment Company and Atalanta Selective Fund Number Six Limited Partnership as Exempt Persons, so long as those parties and their affiliates and associates are in compliance with the Standstill Agreement between the Company and certain of the aforementioned individuals and entities dated August 18, 1997.

   At any time until (i) ten business days following the Stock Acquisition Date or (ii) such later date as a majority of the independent members of the Board of Directors shall determine (such determination to be made prior to the date specified in (i) above), a majority of the independent directors may redeem the Rights in whole, but not in part, at a price of $.001 per Right (subject to adjustment in certain events) (the "Redemption Price"), payable, at the election of such majority of the independent directors in cash or shares of Company Common Stock. Immediately upon the action of a majority of the independent directors ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

   Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units of Preferred Stock (or other consideration).

   Any of the provisions of the Rights Agreement may be amended without the approval of the holders of Company Common Stock at any time prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

   On August 10, 1998, the Company Board approved (and on August 11, 1998, the Company executed) an amendment to the Rights Agreement to provide that notwithstanding anything contained in the Rights Agreement to the contrary,
(x) until the termination of the Merger Agreement in accordance with its terms, Crane (including each affiliate and associate of Crane) shall be an Exempt Person, and (y) no Distribution Date, Stock Acquisition Date or Triggering Event (as defined in the Rights Agreement) will be deemed to have occurred, neither Crane nor any affiliate or associate of Crane will be deemed to have become an Acquiring Person and no holder of Rights will be entitled to exercise any Rights under or be entitled to any rights pursuant to the Rights Agreement by reason of (i) the approval, execution, delivery or effectiveness of the Merger Agreement, the Stock Option Agreement or the Shareholder Agreements, or (ii) the consummation of any of the transactions contemplated by any of the foregoing agreements or the taking of any action by any party to any of the foregoing agreements or any affiliate or associate thereof to facilitate the consummation of any such transactions. The Rights Agreement was also amended to (i) provide that the Rights Agreement shall not be amended or supplemented in any manner until the termination of the Merger Agreement in accordance with its terms without the prior written consent of Crane and (ii) to change the Expiration Date of the Rights Agreement to the earlier to occur of (x) the close of business on the tenth anniversary of the Rights Agreement and (y) the Effective Time.

   Based on publicly available information, the Purchaser believes that, as of the date of this Offer, the Rights were not exercisable, Rights Certificates have not been issued and the Rights were evidenced by the Share Certificates.

   The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Rights Agreement filed as an exhibit to the Company's Current Report on Form 8-K dated October 6, 1997 filed with the Commission and any subsequent amendments to the Rights Agreement as filed with the Commission. Copies of these documents may be obtained in the manner set forth in Section 8, above.

   Shareholders are required to tender one Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will automatically constitute a tender of the associated Rights. See Section 1.

12. SOURCE AND AMOUNT OF FUNDS

   The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $19,000,000. Crane will ensure that the Purchaser has sufficient funds to acquire all the outstanding Shares pursuant to the Offer and the Merger. Crane plans to provide such funds from its cash accounts.

13. DIVIDENDS AND DISTRIBUTIONS

   If, on or after the date of this Offer to Purchase, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Purchaser's rights under Sections 1 and 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer, including, without limitation, the amount and type of securities offered to be purchased.

   If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 14, (i) the Per Share Amount payable by the Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution, and (ii) any such non-cash dividend, distribution or right to be received by the tendering shareholders will be received and held by such tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each such tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

   Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which satisfies the Minimum Condition, (ii) any applicable waiting period (and any extensions thereof) under the HSR Act shall not have expired or been terminated prior to the Expiration Date, or
(iii) at any time prior to the time of acceptance for payment or payment for any Shares, any of the following events (each, an "Event") shall occur:

     (a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any Governmental Authority, directly or indirectly, (i) challenging the acquisition by Crane or the Purchaser of any shares of capital stock of the Company or the Surviving Corporation, seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company or Crane any damages that are material in relation to the Company and its subsidiaries taken as a whole or Crane and its subsidiaries taken as a whole, as applicable, (ii) seeking to prohibit or limit the ownership or operation by the Company, Crane or any of their respective subsidiaries of all or any material portion of the business or assets of the Company, Crane or any of their respective subsidiaries, or to compel the Company, Crane or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Crane or any of their respective subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose limitations on the ability of Crane to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation, (iv) seeking to prohibit Crane or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries or (v) which otherwise would reasonably be expected to have a Material Adverse Effect on the Company or Crane; or

     (b) there shall be pending or threatened any action or proceeding by any Governmental Authority seeking, or that is reasonably likely to result, directly or indirectly, in, any of the consequences referred to in clauses
    (i) through (v) of paragraph (a) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

     (c) there shall have occurred any Material Adverse Effect with respect to the Company and its subsidiaries taken as a whole; or

     (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified (including by amendment to the Schedule 14D-9) in a manner adverse to Crane or the Purchaser its approval or recommendation of the Offer or the Merger Agreement, or approved or recommended any Superior Proposal, (ii) the Company shall have entered into an Acquisition Agreement with a party other than Crane on any of its affiliates, or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; or

     (e) the Company and the Purchaser and Crane shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

     (f) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct (without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), as if such representations and warranties were made at the time of such determination except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date); provided that this paragraph (f) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct would not (i) have a Material Adverse Effect on the Company, (ii) prevent or materially delay the consummation of the Offer, (iii) materially increase the cost of the Offer to the Purchaser or (iv) have a material adverse effect on the benefits to Crane of the transactions contemplated by the Merger Agreement; or

     (g) the Company shall have failed to perform in all material respects all obligations required to be performed by it under the Merger Agreement; or

     (h) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the Nasdaq National Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international crises involving the United States or a material limitation (whether or not mandatory) by any governmental Entity on the extension of credit by banks or other lending institutions, or (iv) with respect to any of the foregoing in effect on the date of the Merger Agreement, a material worsening or acceleration thereof.

   The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph) are for the benefit of Crane and the Purchaser and may be asserted by Crane or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Crane or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Crane or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

   General. Except as set forth below, neither the Purchaser nor Crane is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (U.S. federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 14 shall not have been satisfied). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Crane or the Purchaser or that certain parts of the businesses of the Company, Crane or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares hereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

   State Takeover Statutes. Various states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v.Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

   The Pennsylvania Takeover Disclosure Law (the "PTDL") purports to regulate certain attempts to acquire a corporation which (1) is organized under the laws of Pennsylvania or (2) has its principal place of business and substantial assets located in Pennsylvania. The PTDL requires, among other things, that the offeror, 20 days prior to any takeover offer, file a registration statement for the takeover offer with the Pennsylvania Securities Commission and publicly disclose the offering price of the proposed offer. However, in Crane Co. v. Lam, 509 F.Supp. 782 (E.D. Pa.
1981), the District Court preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder.

   Chapter 25 of the PBCL contains other provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as the Company that have a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act (a "registered corporation"). The following discussion is a general and highly abbreviated summary of certain features of such chapter, is not intended to be complete or to completely address potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to the full text of Chapter 25 of the PBCL.

   In addition to other provisions not applicable to the Offer or the Merger, Subchapter D of Chapter 25 of the PBCL ("Subchapter D") includes provisions requiring approval of a merger of a registered corporation with an "interested shareholder" by the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction without counting the votes of the interested shareholder. This disinterested shareholder approval requirement is not applicable to a transaction (i) approved by a vote of the board of directors, without counting the votes of directors who are directors or officers of, or who have a material equity interest in, the interested shareholder, (ii) in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring his shares, or (iii) effected without submitting the proposed merger to a vote of shareholders as permitted in
Section 1924(b)(1)(ii) of the PBCL. The requirements of Subchapter D do not apply to the Merger because, among other things, the Offer and the Merger have been approved by the Board of Directors of the Company.

   Subchapter E of Chapter 25 of the PBCL ("Subchapter E"), among other things, governs "control transactions" (defined generally as a transaction in which a person acquires at least 20% of the voting power of a corporation involving a "registered corporation" and provides that the shareholders of such corporation are entitled to demand that they be paid the fair value of their shares. Pursuant to Subchapter E, the minimum value the shareholders can receive may not be less than the highest price paid per share by the control person within the 90-day period ending on and including the date of the control transaction. The Amended and Restated Articles of Incorporation specifically provide that Subchapter E does not apply to the Company.

   Subchapter F purports to prohibit under certain circumstances a "registered corporation" from engaging in a "Business Combination" with an "Interested Shareholder" for a period of five years following the date such person became an "Interested Shareholder" unless: (i) before such person became an Interested Shareholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Shareholder became an Interested Shareholder; (ii) the Business Combination is approved by a majority vote of the corporation's voting shares, other than shares held by the Interested Shareholder, no earlier than three months after the Interested Shareholder became, and provided that at the time of such vote the Interested Shareholder is, the beneficial owner of shares entitled to cast at least 80% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation, and the Business Combination satisfies the "fair price" criteria (generally, the higher of (a) the highest price per share paid by the Interested Shareholder at a time when the Interested Shareholder was the beneficial owner of a least five percent of the voting power of the corporation and (b) the market value per share on the announcement date with respect to the Business Combination or on the Interested Shareholder's acquisition date, whichever is higher, plus, in any case, interest and less the value of any distributions on the shares); (iii) the Business Combination is approved by all of the holders of the corporation's outstanding common shares; (iv) the Business Combination is approved by a majority vote of the corporation's voting shares, other than shares held by the Interested Shareholder, no earlier than five years after the Interested Shareholder became an Interested Shareholder; or (v) the Business Combination is approved by a majority vote of the corporation's voting shares no earlier than five years after the Interested Shareholder became an Interested Shareholder and the Business Combination satisfies the "fair price" criteria described above. Subchapter F does not apply to the Merger because, among other things, the Board of Directors of the Company has approved the Merger.

   Subchapter G of Chapter 25 of the PBCL ("Subchapter G"), relating to "control-share acquisitions," prevents under certain circumstances the owner of a control-share block of shares of a registered corporation from voting such shares unless a majority of the "disinterested" shares approve such voting rights. Failure to obtain such approval may result in a forced sale by the control-share owner of the control-share block to the corporation at a possible loss. The Amended and Restated Articles of Incorporation specifically provide that Subchapter G does not apply to the Company.

   Subchapter H of Chapter 25 of the PBCL ("Subchapter H"), relating to disgorgement by certain controlling shareholders of a registered corporation, provides that under certain circumstances any profit realized by a controlling person from the disposition of shares of the corporation to any person (including to the corporation under Subchapter G or otherwise) will be recoverable by the corporation. The Amended and Restated Articles of Incorporation specifically provide that Subchapter H does not apply to the Company.

   Subchapter I of Chapter 25 of the PBCL ("Subchapter I") entitles "eligible employees" of a registered corporation to a lump sum payment of severance compensation under certain circumstances if the employee is terminated, other than for willful misconduct, within two years after voting rights lost as a result of a control-share acquisition are restored by a vote of disinterested shareholders ("Control-Share Approval") or, in the event the termination was accomplished pursuant to an agreement, arrangement or understanding with the acquiring person, within 90 days prior to Control-Share Approval. Subchapter J of Chapter 25 of the PBCL ("Subchapter J") provides protection against termination or impairment under certain circumstances of "covered labor contracts" of a registered corporation as a result of a "business combination" transaction if the business operation to which the covered labor contract relates was owned by the registered corporation at the time voting rights are restored by shareholder vote after a control-share acquisition. Subchapters I and J apply only in the event of a "control-share acquisition" specified in Subchapter G. The Amended and Restated Articles of Incorporation specifically provide that Subchapter G does not apply to the Company.

   Section 2504 of the PBCL provides that the applicability of Chapter 25 of the PBCL to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under Section 2502(l) of the PBCL shall terminate immediately upon the termination of the status of the corporation as a registered corporation. Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration of the Shares are met.

   A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. Neither Purchaser nor Crane has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

   Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable, and an appropriate court does not determine that such law is, or such laws are, inapplicable or invalid as applied to the Offer or Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any Shares tendered.

   The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws as described above. The Purchaser does not believe that any such takeover statutes are applicable to the Offer or the Merger and has not attempted to comply with any such state takeover statutes in connection therewith. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right.

   Antitrust. Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See the Introduction and Section 14.

   Crane expects to file on August 17, 1998 with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15 calendar-day waiting period following the filing by Crane and notification to the Company of such filing. Accordingly, it is expected that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., Eastern time, on September 1, 1998, unless early termination of the waiting period is granted or the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from Crane. If either the FTC or the Antitrust Division were to request additional information or documentary material from Crane, the waiting period would expire at 11:59 p.m., Eastern time, on the tenth calendar day after the date of substantial compliance by Crane with such request. Thereafter, the waiting period could be extended by court order or by consent of Crane. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order or by consent of Crane. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of Crane, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under U.S. federal or state antitrust laws under certain circumstances.

   Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, Crane is confident that it can overcome any antitrust objections of the Antitrust Division and the FTC or any other party to the acquisition of Shares pursuant to the Offer and the Merger. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

16. CERTAIN FEES AND EXPENSES

   Beacon Hill Partners, Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

   In addition, First Chicago Trust Company of New York has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the U.S. federal securities laws.

   Except as set forth above, neither Crane nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Crane or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

   In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

   Crane and the Purchaser have filed with the Commission a Schedule 14D-l, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-l and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 8 with respect to information concerning the Company, except that copies will not be available at the regional offices of the Commission.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF CRANE OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall under any circumstances create any implication that there has been no change in the affairs of Crane, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                            LTI MERGER, INC.

August 14, 1998

                                  SCHEDULE I

                     DIRECTORS AND EXECUTIVE OFFICERS OF
                           CRANE AND THE PURCHASER

   1. Directors and Executive Officers of Crane. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Crane. The current business address of each person is 100 First Stamford Place, Stamford, Connecticut 06902, each such person is a citizen of the United States and, unless otherwise indicated, the named individual has held the principal occupation indicated for more than the past five years.

A. DIRECTORS

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE
            NAME                            YEARS AND BUSINESS ADDRESSES THEREOF
---------------------------  ------------------------------------------------------------------
R.S. Evans ................  Director of Crane since 1979; Chairman and Chief Executive Officer of Crane; Chairman and Chief Executive Officer of Medusa
                             Corporation to June 1998; Director of Fansteel, Inc., HBD
                             Industries, Inc., and Southdown, Inc.
E. Thayer Bigelow, Jr. ....  Director of Crane Since 1984; Chief Executive Officer, Court TV,
                             New York, New York, an affiliate of Time Warner Entertainment LP
                             (cable television program services) since March 1, 1997; President and Chief Executive Officer, Time Warner Cable Programming Inc.,
                             Stamford, Connecticut, a subsidiary of Time Warner Entertainment
                             LP (cable television program services), 1991 to 1997; Director of
                             Lord Abbett & Co. Mutual Funds.
Richard S. Forte ..........  Director of Crane since 1983; President, Dawson Forte Cashmere
                             Company, South Natick, Massachusetts (importer) since January
                             1997; Chairman since January 1997 and, prior thereto, President,
                             Forte Cashmere Company, Inc. (importer and manufacturer).
Dorsey R. Gardner .........  Director of Crane from 1982 to 1986 and since 1989; President,
                             Kelso Management Company, Inc., Boston, Massachusetts (investment management); Director of Filene's Basement Corp., and Medicus
                             Systems Corp.
Jean Gaulin ...............  Director of Crane since 1996; Vice Chairman, President and Chief
                             Operating Officer, Ultramar Diamond Shamrock Corporation, San
                             Antonio, Texas (petroleum refining and marketing) since 1996;
                             Chairman and Chief Executive Officer, Ultramar Corporation,
                             Greenwich, Connecticut (petroleum refining and marketing) 1992 to
                             1996; Director of Quebec Telephone and Ultramar Diamond Shamrock
                             Corporation.
Dwight C. Minton ..........  Director of Crane since 1983; Chairman of the Board, Church &
                             Dwight Co., Inc., Princeton, New Jersey (manufacturer of consumer and specialty products); Director of Church & Dwight Co., Inc.
Charles J. Queenan, Jr. ...  Director of Crane since 1986; Senior Counsel since 1995 and prior thereto, Partner, Kirkpatrick & Lockhart LLP, Pittsburgh,
                             Pennsylvania (attorneys at law); Director of Allegheny Teledyne
                             Incorporated.

                                      I-1

James L. L. Tullis ........  Director of Crane since 1998; Chairman and Chief Executive
                             Officer, Tullis-Dickerson & Co., Inc., Greenwich, Connecticut
                             (venture capital investments in the health care industry) since
                             1986; Director of Acme United Corporation and Physician Sales &
                             Service, Inc.
Boris Yavitz ..............  Director of Crane since 1987; Principal, Lear, Yavitz & Associates
                             LLC, New York, New York (governance consultants); Paul Garret
                             Professor Emeritus of Public Policy and Business Responsibility,
                             Dean Emeritus, Columbia University Graduate School of Business,
                             New York, New York since 1993; Director and Vice Chairman, The
                             Institute for the Future; Director of Israel Discount Bank of New
                             York.

B. EXECUTIVE OFFICERS

   Crane's current executive officers and certain biographical information concerning such individuals is set forth below. Each such person is a citizen of the United States and has a current business address of 100 First Stamford Place, Stamford, Connecticut 06902.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE
           NAME                             YEARS AND BUSINESS ADDRESSES THEREOF
-------------------------  ---------------------------------------------------------------------
R. S. Evans .............  Director of Crane since 1979; Chairman and Chief Executive Officer of
                           Crane; Chairman and Chief Executive Officer of Medusa Corporation to
                           June 1998; Director of Fansteel, Inc., HBD Industries, Inc., and
                           Southdown, Inc.
L. Hill Clark ...........  President and Chief Operating Officer of Crane since October 1995;
                           Executive Vice President of Crane from January 1994 to October 1995;
                           Group Vice President--Fluid Handling Systems of Crane from September
                           1993 to January 1994; President of Crane's Lear Romec Division from
                           May 1990 to September 1993; Previously held various positions within
                           Allied Signal Inc., a diversified manufacturing company.
Gil A. Dickoff ..........  Treasurer of Crane since 1992.
Augustus I. duPont ......  Vice President, General Counsel and Secretary of Crane since January
                           1996; Vice President, General Counsel and Secretary of Reeves
                           Industries, Inc., a manufacturer of apparel textiles and industrial coated fabrics from May 1994 to December 1995; Vice President,
                           General Counsel and Secretary of Sprague Technologies, Inc., a
                           manufacturer of electronic components, from May 1987 to December
                           1993.
Bradley L. Ellis.......... Vice President--Chief Information Officer of Crane since 1997; Previously with the business systems consulting group of Arthur Andersen LLP.
Anthony D. Pantaleoni .... Vice President--Environment, Health & Safety of Crane since 1989.
Richard B. Phillips  ..... Vice President--Human Resources of Crane since 1987.
Michael L. Raithel ....... Controller of Crane since 1985.
David S. Smith ........... Vice President--Finance and Chief Financial Officer of Crane since March
                           1994; Vice President--Corporate Development of Crane from March 1991 to
                           March 1994.

   2. Director and Executive Officers of the Purchaser. The following table sets forth the name, and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of the director and each executive officer of the Purchaser. The current business address of each person is 100 First Stamford Place, Stamford, Connecticut 06902. Each such person is a United States citizen.

A. DIRECTOR

                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                    MATERIAL POSITIONS HELD DURING THE PAST FIVE
          NAME                          YEARS AND BUSINESS ADDRESSES THEREOF
-----------------------  ------------------------------------------------------------------
Augustus I. duPont  .... Vice President, General Counsel and Secretary of Crane since
                         January 1996; Vice President, General Counsel and Secretary of
                         Reeves Industries, Inc., a manufacturer of apparel textiles and industrial coated fabrics from May 1994 to December 1995; Vice
                         President, General Counsel and Secretary of Sprague Technologies,
                         Inc., a manufacturer of electronic components, from May 1987 to
                         December 1993.


B. EXECUTIVE OFFICERS

   The Purchaser's current executive officers and certain biographical information concerning such individuals are set forth below.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                   MATERIAL POSITIONS HELD DURING THE PAST FIVE
          NAME                         YEARS AND BUSINESS ADDRESSES THEREOF
----------------------  ------------------------------------------------------------------
Augustus I. duPont ...  Vice President, General Counsel and Secretary of Crane since
                        January 1996; Vice President, General Counsel and Secretary of
                        Reeves Industries, Inc., a manufacturer of apparel textiles and industrial coated fabrics from May 1994 to December 1995; Vice
                        President, General Counsel and Secretary of Sprague Technologies,
                        Inc., a manufacturer of electronic components, from May 1987 to
                        December 1993.
David S. Smith .......  Vice President--Finance and Chief Financial Officer of Crane since
                        March 1994; Vice President--Corporate Development of Crane from
                        March 1991 to March 1994.


                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                   SCHEDULE II

                    SECTIONS 1930(A) AND 1571 THROUGH 1580
                     (SUBCHAPTER D OF CHAPTER 15) OF THE
                    PENNSYLVANIA BUSINESS CORPORATION LAW

1930 DISSENTERS RIGHTS

   (a) General rule. If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also
Section 1906(c) (relating to dissenters rights upon special treatment).

1571 APPLICATION AND EFFECT OF SUBCHAPTER

   (a) General rule. Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

   Section 1906(c) (relating to dissenters rights upon special treatment).

   Section 1930 (relating to dissenters rights).

   Section 1931(d) (relating to dissenters rights in share exchanges).

   Section 1932(c) (relating to dissenters rights in asset transfers).

   Section 1952(d) (relating to dissenters rights in division).

   Section 1962(c) (relating to dissenters rights in conversion).

   Section 2104(b) (relating to procedure).

   Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

   Section 2325(b) (relating to minimum vote requirement).

   Section 2704(c) (relating to dissenters rights upon election).

   Section 2705(d) (relating to dissenters rights upon renewal of election).

   Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

   Section 7104(b)(3) (relating to procedure).

   (b) Exceptions. (1) Except as otherwise provided in paragraph (2) , the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of sections 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

   (i) listed on a national securities exchange; or

   (ii) held of record by more than 2,000 shareholders; shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

   (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

   (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

   (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

   (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

   (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

   (c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

   (d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

   (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

   (2) A copy of this subchapter.

   (e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

   (f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

   (g) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure) .

1572 DEFINITIONS

   The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

   "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

   "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

   "Fair Value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

   "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

1573 RECORD AND BENEFICIAL HOLDERS AND OWNERS

   (a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

   (b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

1574 NOTICE OF INTENTION TO DISSENT

   If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair market value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

1575 NOTICE TO DEMAND PAYMENT

   (a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

   (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

   (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

   (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

   (4) Be accompanied by a copy of this subchapter.

   (b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

1576 FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

   (a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

   (b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action) .

   (c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

1577 RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.

   (a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

   (b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment) with like effect.

   (c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

   (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

   (2) A statement of the corporation's estimate of the fair value of the shares.

   (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

   (d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

1578 ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.

   (a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

   (b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

1579 VALUATION PROCEEDINGS GENERALLY.

   (a) General rule. Within 60 days after the latest of:

   (1) Effectuation of the proposed corporate action;

   (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

   (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

   (b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure) .

   (c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

   (d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

   (e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

1580 COSTS AND EXPENSES OF VALUATION PROCEEDINGS.

   (a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

   (b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter any may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

   (c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

   Facsimiles of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       THE DEPOSITARY FOR THE OFFER IS:

                   FIRST CHICAGO TRUST COMPANY OF NEW YORK

              BY MAIL:                               BY HAND DELIVERY:                         BY OVERNIGHT MAIL:
    First Chicago Trust Company                 First Chicago Trust Company                First Chicago Trust Company
   Tenders & Exchanges, Suite 4660     c/o Securities Transfer & Reporting Services      Tenders & Exchanges, Suite 4680
            P.O. Box 2569                     One Exchange Place, Third Floor               14 Wall Street, 8th Floor
 Jersey City, New Jersey 07303-2569           Attention: Tenders & Exchanges                New York, New York 10005
                                                 New York, New York 10006

                                 -------------

   Questions or requests for assistance may be directed to the Information Agent, at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                   The Information Agent for the Offer is:
                          BEACON HILL PARTNERS, INC.
                               90 BROAD STREET
                           NEW YORK, NEW YORK 10004
                                (800) 253-3814
                          BANKS AND BROKERAGE FIRMS
                                 PLEASE CALL:
                                (212) 843-8500